Exhibit 99.1

            News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS ANNOUNCES DEBORAH A. O’CONNOR
AS CHIEF FINANCIAL OFFICER

LAKE ZURICH, ILLINOIS, March 15, 2022 - ACCO Brands Corporation (NYSE: ACCO) today announced that Deborah A. O’Connor has been named as Executive Vice President and Chief Financial Officer, effective April 4, 2022.

“Deb is an experienced Chief Financial Officer with a track record of delivering value with deep operational, industry, mergers and acquisitions, international and public company accounting experience. We’re excited to have her join ACCO Brands and help lead our transformation to a faster growing brand-, consumer- and technology-centric company,” said Boris Elisman, ACCO Brands Chairman and Chief Executive Officer.

Ms. O’Connor was President and Chief Financial Officer of True Value Company, a wholesaler and distributor of home improvement and hardware products, from 2020 to 2021, having previously served as its Senior Vice President and Chief Financial Officer from 2015 to 2020. Prior to joining True Value Company, she served in various executive capacities at Office Max/Office Depot, an office supply distributor and retailer, including Senior Vice President of Integration at Office Depot, Interim Chief Financial Officer at OfficeMax, and Senior Vice President and Chief Accounting Officer at OfficeMax. Prior to OfficeMax, Ms. O’Connor served in senior financial roles at ServiceMaster.

Ms. O’Connor will succeed Neal Fenwick whose upcoming retirement was announced by the Company on February 15, 2022. In connection with Ms. O’Connor’s appointment as Executive Vice President and Chief Financial Officer, Mr. Fenwick will step down as Chief Financial Officer and serve as an executive advisor to ensure a smooth transition until he retires in August 2022.

“Neal’s contributions to ACCO Brands over his long career are numerous and profound. He has been instrumental in establishing the financial foundation which has allowed ACCO Brands to invest, grow, acquire, transform and thrive. Neal has been a leader, partner and mentor to many in the company, and a wise counselor and friend to me. We thank him for his service and congratulate him on starting a new chapter in his life,” concluded Elisman.

About ACCO Brands Corporation
ACCO Brands Corporation (NYSE: ACCO) is one of the world's largest designers, marketers and manufacturers of branded academic, consumer and business products. Our widely recognized brands include Artline®, AT-A-GLANCE®, Barrilito®, Derwent®, Esselte®, Five Star®, Foroni®, GBC®, Hilroy®, Kensington®, Leitz®, Mead®, PowerA™, Quartet®, Rapid®, Rexel®, Swingline®, Tilibra®,

Wilson Jones® and many others. Our products are sold in more than 100 countries around the world. More information about ACCO Brands, the Home of Great Brands Built by Great People, can be found at
www.accobrands.com.

For further information:

Christine Hanneman Julie McEwan
Investor Relations Media Relations
(847) 796-4320 (937) 974-8162

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